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                                                           Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Partners
TKR Cable Company:


    We consent to the incorporation by reference in the registration statements (Nos. 33-05987, 33-08768, 33-19409, 33-20583, 33-54346 and
333-41349) on Form S-8 and registration statement (No. 333-44547) on Form S-4 of Cablevision Systems Corporation of our report dated April 23, 1998, relating to the combined balance sheets of the TKR New Jersey/New York
Systems (a combination of certain assets as defined in note 1) as of December 31, 1997 and 1996, and the related combined statements of operations, changes in combined equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K/A of Cablevision Systems Corporation dated May 18, 1998.

                                                   /s/ KPMG Peat Marwick LLP




Denver, Colorado
May 15, 1998